Exhibit 99.1

NEWS FOR RELEASE UPON RECEIPT

(April 24, 2014)

Intervest Bancshares Corporation Declares Cash Dividend of $.05 Per Common Share

NEW YORK, N.Y., - Intervest Bancshares Corporation (the “Company”) (NASDAQ-GS: IBCA), the holding company for Intervest National Bank (the “Bank”), announced today that its Board of Directors approved the initiation of a regular quarterly cash dividend to shareholders. The initial quarterly dividend of $0.05 per common share will be payable on May 26, 2014 to shareholders of record on the close of business May 15, 2014.

“We are pleased that the progress we have made in implementing our strategic plan allows us to resume payment of a dividend to our shareholders,” said Lowell S. Dansker, Chairman and Chief Executive Officer of the Company and Intervest National Bank.

About Intervest Bancshares Corporation

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward-looking statements.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
Phone: 212-218-2800 Fax: 212-218-2808